Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2011

HOUSTON, November 4, 2011—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $23.3 million, or $0.58 per diluted share for the three months ended September 30, 2011, versus net income of $27.7 million, or $0.69 per diluted share for the third quarter of 2010. Total revenues were $155.0 million during the quarter ended September 30, 2011 compared to $140.1 million for the same period in 2010. The increase in revenues resulted primarily from an increase in subsea equipment sales of $24.1 million and an increase in service revenues of $1.2 million offset by a decrease of $10.3 million in offshore rig equipment revenues.

For the nine months ended September 30, 2011, net income was $67.1 million, or $1.67 per diluted share, compared with net income of $81.4 million, or $2.03 per diluted share, for the same period in 2010. Revenues for the nine months ended September 30, 2011 were $429.7 million, up from $424.7 million for the same period last year.

In addition, the Company announced that its backlog at September 30, 2011 was approximately $730 million, compared to approximately $625 million at September 30, 2010. The Company expects its earnings per share for the quarter ending December 31, 2011 to approximate $0.53 to $0.63 per diluted share, excluding any unusual or special charges. In connection with the previously announced retirement of J. Mike Walker on October 20, 2011, the Company will recognize a pre-tax expense of $4.7 million during the quarter ending December 31, 2011 related to severance payments under Mr. Walker’s employment agreement.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico, including the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$155,035	$140,123	$429,696	$424,656
Cost and expenses:
Cost of sales	96,487	79,421	258,600	240,785
Selling, general and administrative	18,274	15,601	52,572	45,111
Engineering and product development	8,498	7,387	25,725	21,224
Special items	—	—	—	5,901

	123,259	102,409	336,897	313,021

Operating income	31,776	37,714	92,799	111,635
Interest income	84	105	269	235
Interest expense	(15)	(15)	(37)	(53)

Income before income taxes	31,845	37,804	93,031	111,817
Income tax provision	8,582	10,147	25,888	30,465

Net income	$23,263	$27,657	$67,143	$81,352

Diluted earnings per share	$0.58	$0.69	$1.67	$2.03

Weighted average shares–diluted	40,296	40,035	40,311	40,008

Depreciation and amortization	$6,367	$5,206	$16,973	$15,286

Capital expenditures	$12,275	$26,605	$45,114	$48,585